Exhibit 10.34
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 6th day of March, 2008 by and between CHAD Therapeutics, Inc., a California corporation (“CHAD”) and Respironics, Inc., a Delaware corporation (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, the parties hereto desire that CHAD sell to Purchaser, and that Purchaser purchase from CHAD in accordance with the terms and conditions of this Agreement substantially all of the assets of the Total O2 Delivery System, including the OMNI-5 In-Home Filling System, OMNI-2 In-Home Filling System, Omni Fill technology and CHAD Post Valve patent (the “Total O2 Product”) and CHAD’s business related thereto (the “Business”) as further detailed herein; and
     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto.
     NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS
     1.1 Assets to be Acquired. Subject to and upon the terms and conditions set forth herein, Purchaser agrees to purchase from CHAD, and CHAD agrees to sell, transfer, convey and assign to Purchaser, free and clear of all Encumbrances (as defined herein) of any kind or nature whatsoever, the assets set forth on Schedule 1.1 and CHAD’s rights under the licenses set forth on Schedule 1.1 (collectively, the “Purchased Assets”), for the Purchase Price specified in Section 2.1. The Purchased Assets do not include, and CHAD is not selling, assigning, transferring, conveying or delivering, and Purchaser is not purchasing, acquiring or accepting from CHAD, any of the assets, properties or rights except as set forth on Schedule 1.1 (collectively, the “Excluded Assets”). The transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability or obligation of any kind, character or description (“Liability”) related to the Purchased Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.2(a).
     1.2 Conveyance of Assets. The conveyance, transfer and delivery of the Purchased Assets shall be made by CHAD and accepted by Purchaser as of the Closing Date, conditioned upon the satisfaction of the following:
          (a) CHAD shall execute and deliver to Purchaser a bill of sale in the form of Exhibit 1.2(a) attached hereto and made a part hereof (the “Bill of Sale”);
          (b) CHAD and Purchaser shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit 1.2(b) attached hereto and made a part hereof (the “Assignment and Assumption Agreement”) with respect to the Assumed Liabilities and Assigned Contracts (each as hereinafter defined);

          (c) CHAD shall execute and deliver to Purchaser an assignment to Purchaser of the Purchased Intellectual Property (as defined in Schedule 1.1) in the form of Exhibit 1.2(c) attached hereto and made a part hereof (“Intellectual Property Assignment”);
          (d) CHAD shall deliver to Purchaser the notices to, and consents and approvals of third parties listed on Schedule 1.2(d);
          (e) CHAD shall deliver to Purchaser a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, of the Secretary of Purchaser certifying (i) that attached thereto is a complete and correct copy of the Articles of Incorporation of CHAD, as amended to date, (ii) that attached thereto is a complete and correct copy of the Bylaws of CHAD, as amended to date, and (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of CHAD, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by CHAD and the transfer of the Purchased Assets to Purchaser hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof;
          (f) CHAD shall execute and deliver such additional instruments of sale, transfer, conveyance and assignment as of the Closing Date as shall, in the reasonable opinion of Purchaser and its counsel, be necessary or appropriate to vest in Purchaser good, valid and marketable title to the Purchased Assets in accordance with Section 1.1;
          (g) Purchaser shall wire transfer the cash payment to or for the account of CHAD in accordance with instructions delivered to Purchaser not less than three (3) business days prior to Closing;
          (h) The representations and warranties of CHAD set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date;
          (i) CHAD shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by CHAD at or prior to the Closing;
          (j) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date;
          (k) Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and
          (l) CHAD and Purchase shall execute and deliver a Transition Services Agreement in the form of Exhibit 1.2(l) attached hereto and made a part hereof (the “Transition Services Agreement”).
     1.3 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place on March 6, 2008 by the exchange of documents and instruments by mail, courier, telecopy, electronic transmission (.pdf) and wire transfer to the extent mutually acceptable to the parties hereto upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the “Closing Date”). All computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date.

ARTICLE II
PURCHASE PRICE; ASSUMPTION OF LIABILITIES
     2.1 Purchase Price; Payments at Closing. The purchase price for the Purchased Assets will be an amount equal to One Million Eight Hundred Twenty-Five Thousand Dollars ($1,825,000.00) (the “Cash Purchase Price”), payable at Closing by wire transfer to CHAD, plus the assumption of certain Liabilities of CHAD in accordance with Section 2.2 (collectively, the “Purchase Price”).
     2.2 Assumption of Liabilities.
          (a) Assumed Liabilities. Purchaser is assuming only those Liabilities and obligations listed on Schedule 2.2(a) (the “Assumed Liabilities”).
          (b) Excluded Liabilities. Notwithstanding anything herein to the contrary, CHAD shall retain and Purchaser shall not assume or be liable for the following Liabilities and obligations of CHAD:
               (i) all federal, state, local, foreign and other Taxes (as defined herein) (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date) (A) arising as a result of CHAD’s operation of its business or ownership of the Purchased Assets prior to the Closing, (B) that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and (C) that are deferred in any nature;
               (ii) all Liabilities, including royalty payments accrued or accruable to the Closing Date, arising out of or relating to products of CHAD to the extent manufactured or sold prior to the Closing other than to the extent assumed under Section 2.2(a);
               (iii) all Liabilities under any Assigned Contract assumed by Purchaser pursuant to Section 4.8 that arises after the Closing, but that arises out of or relates to any breach that occurred prior to Closing; and
               (iv) all Liabilities or obligations of CHAD that are not Assumed Liabilities, including without limitation, all Liabilities and obligations retained by CHAD in accordance with Section 3.9 of this Agreement (collectively, the “Excluded Liabilities”).
ARTICLE III
COVENANTS
     3.1 Consents. CHAD will obtain all consents, releases and approvals required to enable CHAD to effect the transactions contemplated hereby and required for the assignment of the rights of CHAD under any of the Purchased Assets.
     3.2 Tax Information. The Purchase Price shall be allocated in accordance with Schedule 3.2. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Schedule 3.2 for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare and deliver IRS Form 8594 to CHAD within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any Tax, neither Purchaser nor CHAD shall contend or represent that such allocation is not a correct allocation. The parties shall promptly advise each other of the existence of any tax audit, controversy, or litigation related to any allocation hereunder.
     3.3 Public Announcements. Except for any public announcement relating to the transactions contemplated herein as may be required by law or stock exchange or quotation system rules or as provided in this Section, CHAD and Purchaser agree that each of such parties have not, and have directed its directors, officers, employees, representatives and agents who have knowledge of the transactions not to, disclose to any person who is not a participant in discussions concerning the transactions (other than persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the transactions contemplated herein .
     3.4 Covenant Regarding Tax Matters.
          (a) As used in this Agreement, the following terms have the specified meanings:
               (i) “Tax Authority” shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.
               (ii) “Tax Return” shall mean any return, amended return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.
               (iii) “Tax” or “Taxes” shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments of any kind whatsoever, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority.
          (b) CHAD shall be solely responsible for and shall pay, without any cost to Purchaser, any and all Taxes arising from the operations of the Business or use of the Purchased Assets prior to Closing and as a result of the sale of the Purchased Assets (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date) (collectively, the “Tax Obligations”).
          (c) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other, as promptly as practicable, all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. Notwithstanding anything to the contrary contained herein, CHAD shall have sole and exclusive authority to prepare and file all Tax Returns concerning CHAD related to activities occurring prior to the Closing, including, without limitation, its operation of the Business and its use of the Purchased Assets and all matters under agreements not being assumed by Purchaser (regardless of when such return is filed).
     3.5 Transaction Expenses. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by CHAD in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by CHAD.
     3.6 Access to Books and Records. After the Closing, CHAD and Purchaser shall each preserve, or make arrangements for the preservation of, all of the records and books, client records, and any other records to the extent relevant to the Purchased Assets prior to the Closing until the fifth anniversary of the Closing Date, and, until such time, make or cause them to be made available, during normal business hours, to the other party and its designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof to the extent either party reasonably requires the foregoing for purposes of any tax, audit, accounting, litigation, governmental investigation, or governmental enforcement matter or for any other purpose arising under this Agreement including, without limitation, enforcement of this Agreement. The inspecting party shall bear all reasonable cost of photocopying and other out of pocket expenses of the other party hereto.
     3.7 Bulk Transfers. The parties hereto waive compliance with the requirements of the bulk sales law of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser; provided, however, that CHAD shall pay and discharge when due all claims of creditors asserted against Purchaser or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.
     3.8 Excluded Assets, Excluded Liabilities and Tax Obligations. Subsequent to the Closing, CHAD agrees to indemnify and hold Purchaser harmless with respect to any action, claim, suit or proceeding involving the Excluded Assets, the Excluded Liabilities or the Tax Obligations, including, without limitation, any loss, Liability, cost or expense (including without limitation, legal fees, and expenses and court costs) arising out of or in connection with the Excluded Assets, the Excluded Liabilities or the Tax Obligations.
     3.9 Recalls. If a recall of any of the Total O2 Product, sold prior to the Closing Date is required by the FDA, the party receiving notification from the FDA shall notify the other party to this Agreement in writing within five (5) days of notification of such recall by the FDA and CHAD shall (a) conduct any Product recall in accordance with the FDA’s requirements; (b) be responsible for all Liabilities associated with such recall; and (c) indemnify and hold Purchaser harmless against all costs, Liabilities and expenses related to such recall, provided that, Purchaser shall, to the extent necessary, cooperate in a commercially reasonable manner with the effectuation of the recall.
     3.10 Restrictive Covenant. Except as set forth in Section 3.10 of the Disclosure Schedule attached hereto, CHAD covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), CHAD shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, lend its name to, lend its credit to or render services or advice to, any business whose products or activities compete in whole or in part with the Business or Purchased Assets or the products relating thereto anywhere in the world. CHAD acknowledges that the restrictions contained in this Section 3.10 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which CHAD is in breach of its obligations under this Section 3.10. In the event that any covenant contained in this Section 3.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 3.10 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     3.11 Intellectual Property. CHAD will, upon request of Purchaser, provide promptly all pertinent facts and documents relating to the Purchased Intellectual Property (as defined herein) as may be known and accessible and will testify as to the same in any interference or litigation related thereto, and will promptly execute and deliver all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce the Purchased Intellectual Property. CHAD furthermore agrees upon request of the Purchaser and without further remuneration, to execute and deliver any and all papers for the filing and granting of the Purchased Intellectual Property and the perfecting of title thereto in the Purchaser.
     3.12 Royalty Payments. CHAD covenants to pay directly to Purchaser all royalty payments accrued, but unpaid, as of the Closing Date pursuant to the Carleton License Agreement (as defined in Schedule 1.2(d) hereto) within fifteen (15) business days after the Closing Date. Such payment shall include a report and detailed accounting of the determination of such royalty payment as required pursuant to the Carleton License Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHAD
In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, CHAD represents and warrants, with such representations and warranties being true and correct in all material respects, to Purchaser:
     4.1 Organization and Authority of CHAD. CHAD is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CHAD has all necessary corporate power and authority to own, lease, transfer and assign the Purchased Assets.
     4.2 Corporate Power and Authority; Due Authorization. CHAD has full corporate power and authority to execute and deliver this Agreement and each of the CHAD Transaction Documents to which CHAD is or will be a party and to consummate the transactions contemplated hereby. “CHAD Transaction Documents” means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by CHAD. The execution, delivery and performance of this Agreement and the CHAD Transaction Documents have been duly authorized by all necessary action on the part of CHAD. This Agreement and the CHAD Transaction Documents have been duly executed and delivered by CHAD and this Agreement and the CHAD Transaction Documents constitutes a valid and binding agreement of CHAD.
     4.3 Title to Purchased Assets. Except as set forth in Section 4.3 of the Disclosure Schedule, (a) CHAD has good, valid and marketable title to all of the Purchased Assets free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature (collectively, the “Encumbrances”), (b) none of the Purchased Assets is owned jointly with any other person, including any affiliates of CHAD and (c) at the Closing, Purchaser will obtain good and marketable title to the Purchased Assets free and clear of all Encumbrances.
     4.4 No Conflict; Required Consents. The execution and delivery by CHAD of this Agreement and the CHAD Transaction Documents, and the consummation by CHAD of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing with or notice to, any public, governmental or judicial authority; (b) violate the terms of any Assigned Contract (as defined in Section 4.8) or be in conflict with, or result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under such Assigned Contract; (c) violate CHAD’s Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to CHAD, the Business or the Purchased Assets.
     4.5 Compliance with Laws. With respect to the Purchased Assets and the Business, CHAD is in compliance in all material respects with all laws, orders, rules and regulations of all governmental bodies and agencies applicable to CHAD, the Purchased Assets or the Business, including without limitation, all applicable laws, rules, regulations and requirements of the Food and Drug Administration (“FDA”) under the provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 321 et seq. and its implementing regulations, 21 C.F.R. Section 801 et seq., including, but not limited to, (i) those laws relating to the filing of premarket notifications or premarket approval applications for medical devices, (ii) the registration with the FDA as a manufacturing establishment and currently listing its marketed devices; (iii) the manufacture, storage and shipment of products in compliance with FDA’s standards for current good manufacturing practices; and (iv) product labeling and promotion in accordance with all FDA rules and interpretations. CHAD has provided Purchaser with copies of any and all notices of prior compliance actions including complaints, notice of violation letters, warning letters, 483 inspection reports, etc. sent by any government agency on or after March 1, 2003.
     4.6 Licenses and Permits. CHAD holds and is in compliance in all material respects with all of the licenses, permits, approvals and authorizations necessary or required for the operation of the Purchased Assets (collectively, the “Licenses and Permits”). No proceeding is pending or, to the knowledge of CHAD, is threatened, which seeks revocation or limitation of any Licenses and Permits.
     4.7 Tax Liens. There are no liens for Taxes on the Purchased Assets nor are there any such liens which are pending or, to the best knowledge of CHAD, threatened.
     4.8 Assigned Contracts. Schedule 4.8 attached hereto is a true, correct and complete list of all “Assigned Contracts” which encumber the Purchased Assets. As used herein, “Assigned Contract” means each of the Assigned Contracts, individually. CHAD has provided or made available to Purchaser true, correct and complete copies of all the Assigned Contracts, including any and all amendments and waivers thereto. Each Assigned Contract is valid, legally binding and enforceable against CHAD and the other parties thereto, in accordance with its terms and is in full force and effect. CHAD has performed all obligations required to be performed by it under, and is not in default under any Assigned Contract, and no other event has occurred which, with notice or lapse of time, or both, would constitute such a default.

     4.9 Intellectual Property.
          (a) Schedule 1.1, attached hereto, sets forth a true and correct list of all of the Intellectual Property that is necessary for the use of and/or part of the Business, with the exception of commercially available software programs with an annual license fee of less than $5,000, (the “Purchased Intellectual Property”), specifying as to each such item, as applicable: (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the item, and (iii) the date of application or issuance or registration of the item. Except as described in Schedule 4.9(a), CHAD exclusively owns the Purchased Intellectual Property free and clear of any Encumbrances. Any patents and registered copyrights, trade marks, service marks, trade dress, and domain names set forth on Schedule 1.1 are in full force and effect, are held of record in the name of CHAD, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.
          (b) There are no royalties, honorariums or fees payable by CHAD to other persons by reason of CHAD’s ownership or use of the Purchased Intellectual Property, except as otherwise noted on Schedule 4.9(b).
          (c) The Purchased Assets do not and will not immediately following the Closing infringe, dilute, misappropriate or otherwise violate the Intellectual Property (as defined in Section 4.9(e)) of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction, or violate any right of privacy. There is no pending or, to the knowledge of CHAD, threatened claim or litigation against CHAD contesting the validity of or right to use any of the Purchased Intellectual Property, nor has CHAD received any written notice that the Purchased Intellectual Property conflicts, or will conflict, with the asserted rights of others.
          (d) Except as set forth on Schedule 4.9(c), to the knowledge of CHAD, no third party is infringing, misappropriating, or otherwise violating the Purchased Intellectual Property.
          (e) As used herein, “Intellectual Property” means, collectively, any and all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model and design patents, patent applications, patent registrations and applications for patent registrations, (ii) copyrights and registrations and applications for registration of copyrights, (iii) computer software and databases (including without limitation source code and object code, firmware, middleware, programs, utilities, subroutines or routines), documentation, programmers’ logs, flowcharts, descriptions and other work product that is used to plan, organize, develop and modify the foregoing, (iv) trade secrets and legal rights therein, (v) trademarks, service marks, trade dress, logos, slogans, trade names, business names, and corporate names (whether or not registered), including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (vi) Internet domain names and registrations and applications for registration thereof, (vii) all proprietary rights similar to those described in the preceding clauses of this subsection, and (viii) all remedies for past, present and future infringement or other violation of any of the foregoing rights and rights of protection of interest therein under the laws of all jurisdictions.
     4.10 Litigation; Judgments. There is no action, claim, suit, proceeding or investigation pending or, to CHAD’s knowledge, threatened against or involving the Purchased Assets or CHAD which would adversely affect the Purchased Assets or their transfer to Purchaser hereunder, nor is there any action, claim, suit or proceeding pending or, to the knowledge of CHAD, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or CHAD’s ability to consummate the transactions contemplated by this Agreement and the CHAD Transaction Documents. There are presently no outstanding judgments, orders or decrees entered in any lawsuit or proceeding relating to the Business or the Purchased Assets. There is no pending or threatened recall or investigation of any product sold by CHAD in the Business.
     4.11 Sufficiency of Assets. The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by CHAD.
     4.12 Condition of Tangible Assets; Inventory. All Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business. All inventory is located at CHAD’s facilities and no inventory is held on a consignment basis. A schedule of the inventory as of the Closing Date shall be provided to Purchaser within three (3) business days after the Closing. From the date of Purchaser’s inspection of the inventory on February 13, 2008, none of the inventory has been sold except in the ordinary course of business.
     4.13 Product Warranty.
          (a) There are no warranties (express or implied, except as may be implied by operation of law notwithstanding disclaimers set forth in CHAD’s warranties) outstanding with respect to any Purchased Assets currently or formerly manufactured, sold, distributed, shipped or licensed, or any services rendered, by CHAD in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included on Schedule 4.13(a).
          (b) Each Purchased Asset manufactured, sold, distributed, shipped or licensed, or service rendered, by the CHAD in connection with the Business has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Purchased Asset and such Purchased Assets are not toxic when used in accordance with their intended use. Each Purchased Asset that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all warnings required by applicable law and such warnings are in accordance with reasonable industry practice.
     4.14 Solvency.
           (a)  CHAD is not now insolvent and will not be rendered insolvent as a result of transactions contemplated herein (the “Contemplated Transactions”). As used in this section, “insolvent” means that it is likely CHAD will be unable to meet its liabilities as they mature.
          (b)  Immediately after giving effect to the consummation of the Contemplated Transactions: (i) CHAD will be able to pay its Liabilities as they become due in the usual course of its business; (ii) CHAD will not have unreasonably small capital with which to conduct its present or proposed business; (iii) CHAD will have assets (calculated at book value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against CHAD in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, CHAD will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of CHAD. The cash available to CHAD, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

     4.15 Broker’s Fees. Except as set forth in Section 4.15 of the Disclosure Schedule, CHAD has not retained or engaged the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby.
     4.16 Completeness of Disclosure. Except as specifically set forth in this Agreement or the Schedules, there are no facts or circumstances of which CHAD is aware that have had or could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business. The term “Material Adverse Effect” means any change or effect or combination of changes and effects, that individually or in the aggregate with all other changes and effects, has had or is reasonably likely to have a material adverse change or effect upon the use of the Purchased Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
In order to induce CHAD to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants, with such representations and warranties being true and correct in all material respects, to CHAD as follows:
     5.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its property and to carry on its business as now being conducted by it.
     5.2 Power and Authority; Due Authorization. Purchaser has full power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments referenced in this Agreement to which Purchaser is or will be a party (the “Purchaser Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Purchaser Transaction Documents have been duly authorized by all necessary action on the part of Purchaser. This Agreement and the Purchaser Transaction Documents have been duly executed and delivered by Purchaser and each of this Agreement and the Purchaser Transaction Documents constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles.
     5.3 No Conflict; Consents. The execution and delivery by Purchaser of this Agreement, the Purchaser Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which Purchaser is a party, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate Purchaser’s Certificate of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Purchaser, or the business or assets of Purchaser.
     5.4 Broker’s Fees. Except for Raptor Partners, LLC, Purchaser has not retained or engaged the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION
     6.1 Survival.
          (a) Except as set forth in Section 6.1(b), all representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year.
          (b) The representations and warranties of CHAD contained in Sections 4.1 (Organization and Authority of CHAD), 4.2 (Corporate Power and Authority; Due Authorization), 4.3 (Title to Purchased Assets), 4.7 (Tax Liens), and 4.15 (Broker’s Fee), and the representations and warranties of Purchaser contained in Sections 5.1 (Organization and Authority of Purchaser), 5.2 (Power and Authority; Due Authorization) and 5.4 (Broker’s Fees) shall survive the Closing indefinitely.
          (c) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of one (1) year. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing for a period of three (3) years, or until the expiration of the applicable statute of limitation, whichever is longer.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 6.2 or 6.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     6.2 Indemnification by CHAD.
          (a) CHAD shall indemnify and defend Purchaser and its affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), expenses (including reasonable legal, consultant, accounting and other professional fees, and reasonable fees and costs incurred in enforcing rights under this Section 6.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Purchaser Indemnitee in connection with, or otherwise with respect to:
               (i) any breach of the representations and warranties of CHAD contained in Sections 4.1, 4.2, 4.3, 4.7, and 4.15 and the covenants of CHAD contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8, 3.9 and 3.11;
               (ii) any Excluded Liability including any pre-Closing Liability, regardless of whether or not the Schedules discloses any such Excluded Liability;
               (iii) any fees, expenses or other payments incurred or owed by CHAD to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the CHAD Transaction Documents; and

               (iv) fraudulent transfer laws or the failure to comply with any bulk sales laws and similar laws.
     6.3 Indemnification by Purchaser. Purchaser shall indemnify and defend CHAD and its managers, officers, directors, employees, agents, successors and assigns (the “CHAD Indemnitees”) against, and shall hold them harmless from, any and all losses resulting from, arising out of, or incurred by any CHAD Indemnitee in connection with, or otherwise with respect to the operation of the Business after the Closing Date.
     6.4 Third Party Claims. In the event that a Purchaser Indemnitee or CHAD Indemnitee (each an “Indemnitee”) receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnity may be sought under the provisions of Section 6.2 or 6.3 (“Third Party Claim”), the Indemnitee shall promptly notify the indemnifying party (“Indemnitor”) in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such losses) and a description of the basis for such Third Party Claim.
     6.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
     6.6 Sole and Exclusive Remedy . The indemnification rights of the parties under this Article VI are the sole and exclusive remedy for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, and the parties expressly agree that they shall have no right to seek specific performance, rescission or restitution based on an alleged violation of this Agreement . Notwithstanding the foregoing, nothing herein shall limit the right of either party to bring a legal action against the other party for fraudulent statements or conduct in connection with this Agreement or the transactions contemplated thereby.
ARTICLE VII
MISCELLANEOUS PROVISIONS
     7.1 Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.
     7.2 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

     7.3 Assignment. This Agreement may not be assigned without the prior written consent of the other party hereto.
     7.4 Binding Agreement. The terms and conditions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
     7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.6 Notices. All notices, requests, demands, claims or other communications (collectively, “Notices”) hereunder will be in writing and shall be deemed duly given if personally delivered, sent by a recognized overnight delivery service which guarantees next-day delivery (“Overnight Delivery”) or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

If to Purchaser:	Respironics, Inc.
1740 Golden Mile Highway
Monroeville, PA 15146
Attn: John Frank, Vice President and General Manager Home Respiratory Care

with a copy to:	Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, PA 15668
Attn: Vice President and General Counsel

If to CHAD:	CHAD Therapeutics, Inc.
21622 Plummer St.
Chatsworth, CA 91311
Attention: Earl L. Yager, Chief Executive Officer and President

with a copy to:	Hillel T. Cohn
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013-1024
or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery, will be deemed received on the day sent if received prior to 5:00 p.m. local time of the recipient on a business day, and if not then on the first business day thereafter, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. Mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a “business day” is a day on which U.S. national banks are open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no Notices shall be required of the parties hereto except on a business day and in the event a Notice is required to be given on a day which is not a business day, such Notice shall be required to be given on the next succeeding day which is a business day.
     6.8 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. All such other prior agreements, representations and undertakings are hereby terminated and shall be of no force or effect. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person other than CHAD and Purchaser and their respective successors or permitted assigns any rights or remedies hereunder.
     6.9 Further Assurances. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information or documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. CHAD agrees to provide to Purchaser, both before and after the Closing, such information as Purchaser may reasonably request in order to consummate the transactions contemplated hereby.
     6.10 Governing Law. This Agreement, any CHAD Transaction Document and any Purchaser Transaction Document shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.
     6.11 Pronouns. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.
     6.13 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHAD THERAPEUTICS, INC.

By:	/s/ Earl L. Yager

Name:	Earl L. Yager
Its:	CEO

RESPIRONICS, INC.

By:	/s/ Joseph Bourgart

Name:	Joseph Bourgart
Its:	Vice President Business Development and Strategic Planning